Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
Iowa City, Iowa, October 22, 2015 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its results for the three and nine months ended September 30, 2015, including five months of results after its merger with Central Bancshares, Inc. (“Central”), which closed on May 1, 2015. Net income for the third quarter of 2015 totaled $7.6 million, compared with $4.9 million for the same period last year. Basic and diluted earnings per share were $0.67 for the third quarter of 2015, compared with $0.59 for both basic and diluted earnings per share for the third quarter of 2014. After excluding the effects of $0.2 million of expenses related to the merger with Central, adjusted diluted earnings per share for the third quarter of 2015 were $0.68.
Earnings comparisons between the third quarter of 2015 and the same period in 2014 were affected primarily by the Central acquisition, highlighted by the following:

•	a 94.1% increase in net interest income, due primarily to an 87.5% increase in interest income which included merger-related discount accretion of $1.7 million; and

•	a 36.3% increase in noninterest income, driven by increases in other service charges, commissions and fees and mortgage origination and loan servicing fees; offset by

•	an increase of $2.0 million in the provision for loan losses, due primarily to loan growth; and

•
an 84.1% increase in noninterest expense, primarily due to an 85.6% increase in salaries and employee benefits which resulted mainly from the additional compensation expense associated with the Central acquisition; and

•
a 23.7% increase in income tax expense, due to an increase in taxable income due to the merger, offset in part by the partial recognition of rehabilitation and historic tax credits on the Company’s headquarters building.

“Third quarter earnings were solid for MidWestOne,” stated President and Chief Executive Officer, Charles N. Funk. “We continue to grow our loan portfolio, and deposit levels began to increase at the end of the quarter. As in past quarters, there are atypical income statement items that affected the Company's third quarter numbers. We do not regard any of them as unusual, and most are associated with the recent merger with Central. Our staff continues to work diligently to prepare for the planned merger of Central Bank into MidWestOne Bank in the first half of 2016.”
Net income for the nine months ended September 30, 2015 was $16.9 million, an increase of $2.3 million, or 15.5%, compared to $14.6 million of net income for the same period in 2014, with diluted earnings per share of $1.68 and $1.73 for the comparative nine month periods, respectively. The increase in net income was due primarily to higher net interest income and increased noninterest income, partially offset by increased noninterest expense and income tax expense. After excluding the effects of $3.4 million ($2.9 million after tax) of expenses related to the merger with Central, adjusted diluted earnings per share for the nine months ended September 30, 2015 were $1.97.
Results of Operations
Net interest income of $26.3 million for the third quarter of 2015 increased $12.8 million, or 94.1%, from $13.5 million for the third quarter of 2014, primarily due to the merger. An increase in average loan balances, and the effect of the merger-related discount accretion of $1.7 million, resulted in loan interest income growth of $14.5 million, or 119.7%, to $26.7 million for the third quarter of 2015 compared to the third quarter of 2014. Income from investment securities decreased to $3.3 million for the third quarter of 2015 compared to $3.5 million for the third quarter of 2014, reflective of a decrease of $9.7 million in the average balance of investment securities between the two comparable periods. The decrease in average balance resulted primarily from using proceeds from the sale and maturity of securities to pay the cash portion of the merger consideration for the closing of the merger with Central. There was no income from loan pool participations for the third quarter of 2015, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Income from loan pool participations was $0.3 million in the third quarter a year ago. Interest expense increased $1.2 million, or 50.6%, to $3.7 million for the third quarter of 2015, compared to $2.4 million for the same period in 2014, primarily due to increased interest expense on deposits and the additional cost of merger-related assumptions of debt, partially offset by the lower expense on Federal Home Loan Bank (“FHLB”) borrowings which resulted from the decrease of $6.0 million in outstanding FHLB advances between December 31, 2014 and September 30, 2015.
Net interest income for the nine months ended September 30, 2015 was $63.3 million, up $22.3 million, or 54.6%, from $40.9 million for the nine months ended September 30, 2014, primarily due to the merger. Loan interest income increased $24.9 million, or 68.9%, to $61.0 million for the first nine months of 2015 compared to the first nine months of 2014, primarily due to the merger-related increase in average loan balances of $774.1 million, or 71.3%, between the two periods, and the effect of the merger-related discount accretion of $3.0 million. Interest income on investment securities decreased $1.0 million, or 8.9%, to $9.9 million for the first nine months of 2015 compared to the first nine months of 2014 due to lower average balances. Interest expense was $8.4 million, including $0.6 million in merger-related amortization of the purchase accounting premium on certificates of deposit, for the nine months ended September 30, 2015, an increase of $1.2 million, or 17.0%, compared to the first nine months of 2014.
The net interest margin for the third quarter of 2015, calculated on a fully tax-equivalent basis, was 4.08%, or 60 basis points higher than the 3.48% net interest margin for the third quarter of 2014. A higher yield received on interest-earning assets, positively impacted by purchase accounting adjustments as noted above, combined with lower rates paid on interest-bearing deposits, resulted in the improved margin. The Company posted a net interest margin of 3.67% for the first nine months of 2015, up 12 basis points from 3.55% for the same period in 2014.
The provision for loan losses for the third quarter of 2015 was $2.1 million, an increase from $0.1 million in the third quarter of 2014. The increased provision primarily reflects the increase in outstanding loan balances due to both the merger and organic loan growth. The provision for loan losses for the first nine months of 2015 was $3.6 million, up $2.7 million from $0.9 million for the same period in 2014.
Noninterest income for the third quarter of 2015 increased to $5.5 million, up $1.5 million, or 36.3%, from $4.0 million in the third quarter of 2014, due primarily to the merger. The increase was primarily in other service charges, commissions and fees, which increased by $0.7 million, or 119.4%, from $0.6 million in the third quarter of 2014 to $1.4 million for the third quarter of 2015. Mortgage origination and loan servicing fees rose $0.6 million, or 128.3%, from $0.4 million for the third quarter of 2014 to $1.0 million for the third quarter of 2015. Noninterest income in the third quarter of 2015 was also driven by an increase in service charges and fees on deposit accounts of $0.4 million compared to the third quarter of 2014. The noted increases were partially offset by decreased gains on the sale of available for sale securities of $0.1 million.
For the nine months ended September 30, 2015, noninterest income rose to $14.6 million, an increase of $2.8 million, or 23.6%, from $11.8 million during the same period of 2014. While all but two of the major noninterest income categories improved, primarily due to the merger, the greatest increase for the nine months ended September 30, 2015, was in other service charges, commissions and fees, which rose from $1.8 million for the nine months ended September 30, 2014, to $2.8 million for the nine months ended September 30, 2015, an increase of $1.0 million, or 53.6%. Mortgage origination and loan servicing fees in the nine months ended September 30, 2015 increased $0.9 million, or 74.1%, from $1.2 million for the same period in 2014. Another significant contributor to the overall increase in noninterest income was service charges and fees on deposit accounts, which increased $0.7 million to $3.1 million, compared with $2.4 million for the same period of 2014. Trust, investment, and insurance fees also increased to $4.6 million for the nine months ended September 30, 2015, an improvement of $0.3 million, or 5.7%, from $4.4 million for the same period in 2014. These increases were partially offset by decreased gains on the sale of available for sale securities of $0.1 million.
Third quarter 2015 noninterest expense was $19.9 million, up $9.1 million, or 84.1%, from the third quarter of 2014. The increase was mainly due to expenses relating to the Central merger, and the increased size of the Company following the merger. Salaries and employee benefits increased $5.4 million, or 85.6%, between the third quarter of 2014 and the third quarter of 2015 mainly as a result of five months of post-merger expenses. Likewise, net occupancy and equipment expense increased $1.2 million, or 75.9%, from $1.5 million for the third quarter of 2014 to $2.7 million for the third quarter of 2015 mainly due to the merger. Merger-related expenses were $0.2 million, the majority of which were professional fees expense, which increased $0.2 million, or 32.5%, for the third quarter of 2015, compared with the third quarter of 2014. Other operating expense for the third quarter of 2015 increased $0.8 million, or 56.6%, compared with the third quarter of 2014, primarily due to the merger.

Noninterest expense increased to $50.9 million for the nine months ended September 30, 2015 compared with $31.8 million for the nine months ended September 30, 2014, an increase of $19.1 million, or 59.9%. As with the quarterly expenses, the increase was mainly due to the inclusion of expenses related to the closing of the merger and five months of post-merger expenses. Salaries and employee benefits increased $10.1 million, or 54.5%, from the nine months ended September 30, 2014 to the nine months ended September 30, 2015. Merger-related expenses paid were $3.4 million ($2.9 million after tax). These expenses are reflected mainly in an increase in professional fees expense of $1.8 million during the nine months ended September 30, 2015, compared to the nine months ended September 30, 2014, and an increase of $2.5 million, or 60.0%, in other operating expense for the first nine months of 2015 compared to the same period a year ago.
Income tax expense was $2.1 million for the third quarter of 2015 compared to $1.7 million for the same period in 2014, and was $6.4 million for the nine months ended September 30, 2015 compared to $5.4 million for the same period in 2014. This expense variation was primarily due to a change in the level of taxable income between the comparable periods because of the merger, which was offset in part by the partial recognition of rehabilitation and historic tax credits on the Company’s headquarters building in the amount of $1.3 million in the third quarter of 2015.
Balance Sheet and Asset Quality
Due primarily to the merger, total assets increased to $2.98 billion at September 30, 2015 from $1.80 billion at December 31, 2014. The main areas of asset increases were loans, cash and cash equivalents, goodwill, and premises and equipment. These increases were partially offset by a decrease in loan pool participations due to the sale of the entire portfolio in the second quarter of 2015. Total deposits at September 30, 2015, were $2.47 billion, an increase of $1.06 billion from December 31, 2014, due primarily to the merger. The deposit increase was concentrated in savings deposits, which increased $323.2 million, or 315.2%, to $425.7 million at September 30, 2015, from $102.5 million at December 31, 2014, and non-interest-bearing demand deposits, which increased $317.6 million, or 148.1% between these two dates. Junior subordinated notes issued to capital trusts increased by $8.1 million, or 52.4%, between December 31, 2014 and September 30, 2015, due to the assumption of notes in the merger with Central. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the merger. At September 30, 2015, this note had an outstanding balance of $23.8 million. These increases were somewhat offset by a decrease in federal funds purchased of $17.4 million between December 31, 2014 and September 30, 2015, and a decline in FHLB borrowings of $6.0 million, or 6.5% between December 31, 2014 and September 30, 2015, to $87.0 million at September 30, 2015.
“Our loan to deposit ratio remains at a higher level compared to a year ago as we have generally been increasing loans at a faster rate than deposits.  Generally, loan growth has been strong in both banks' markets, with the Twin Cities metro market especially experiencing robust demand,” continued Mr. Funk. “Deposit generation remains one of our largest challenges, and we are excited to engage the Central Bank staff in deposit generation in our footprint in the Twin Cities area as we roll out a new set of products we believe Central Bank customers will find to be attractive.”
Total loans (excluding loan pool participations and loans held for sale) increased $1.00 billion, or 88.7%, from December 31, 2014, to $2.14 billion at September 30, 2015, primarily as a result of the merger. While all loan categories saw increased balances, the increases were primarily concentrated in commercial real estate-other, one-to-four-family first liens, and commercial and industrial loans. As of September 30, 2015, the largest category of bank loans was commercial real estate loans, comprising approximately 46% of the portfolio, which included 4% of total loans being farmland, 5% being construction and development, and 5% being multifamily residential mortgages. Residential real estate loans was the next largest category at 25% of total loans, followed by commercial and industrial loans at 21%, agricultural loans at 6%, and consumer loans at 2%. The Company also held $26.3 million net of a discount of $8.0 million, or 1.2% of the total loan portfolio, in purchased credit impaired loans as a result of the merger.
Nonperforming bank loans decreased from $13.0 million, or 1.15% of total bank loans, at December 31, 2014, to $12.8 million, or 0.60% of total bank loans, at September 30, 2015. At September 30, 2015, nonperforming loans consisted of $5.1 million in nonaccrual loans, $7.5 million in troubled debt restructures (“TDRs”) and $0.1 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.3 million, TDRs of $8.9 million, and loans past due 90 days or more and still accruing of $0.8 million at December 31, 2014. The decrease in overall nonperforming loans was primarily due to payments collected from TDR-status borrowers. Loans 90 days past due and still accruing interest decreased $0.7 million between December 31, 2014 and September 30, 2015, while nonaccrual loans increased by $1.9 million between these dates due primarily to the addition of three commercial real estate loans totaling $1.7 million. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $13.5 million at September 30, 2015, compared with $3.9 million at December 31, 2014, primarily due to the merger. At September 30, 2015, other real estate owned (not included in nonperforming loans) was $8.3 million, up from $1.9 million of other real estate owned at December 31, 2014, again, as a result of the merger. During the first nine months of 2015, the Company had a net increase of 41 properties to other real estate owned, including 45 properties that were added as a result of the merger. As of September 30, 2015, the allowance for bank loan losses was $18.9 million, or 0.88% of total loans, compared with $16.4 million, or 1.44% of total bank loans at December 31, 2014. The decrease in the ratio of the allowance for loan losses to total loans was due to the purchased loans acquired in the merger being recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. The allowance for loan losses represented 147.79% of nonperforming loans at September 30, 2015, compared with 125.67% of nonperforming bank loans at December 31, 2014. The Company had net loan charge-offs of $1.1 million in the nine months ended September 30, 2015, or an annualized 0.08% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.08% of average bank loans outstanding, for the same period of 2014.
“Asset quality remains steady. While we are vigilant in the agricultural sector, our portfolio has held up well thus far in the cycle. It is a focal point to build back the loan loss allowance at Central Bank in a prudent, yet expedient manner,” stated Mr. Funk. “While our reserve build was above our initial expectations this quarter, this build did not come as a result of widespread credit deterioration.  Rather, it came because we want to build back this reserve in a prudent manner.”
Investment securities totaled $518.0 million at September 30, 2015, or 17.4% of total assets, a decrease of $8.5 million, or 1.6%, from $526.5 million, or 29.2% of total assets, as of December 31, 2014. A total of $415.0 million of the investment securities were classified as available for sale at September 30, 2015, compared to $474.9 million at December 31, 2014. As of September 30, 2015, the portfolio consisted mainly of obligations of states and political subdivisions (45.6%), mortgage-backed securities and collateralized mortgage obligations (37.6%), and obligations of U.S. government agencies (5.2%). Investment securities held to maturity were $102.9 million at September 30, 2015, compared to $51.5 million at December 31, 2014. The increase of $51.4 million, or 99.8%, in held to maturity investments was due to the merger.
Capital Adequacy
Total shareholders’ equity was $290.7 million as of September 30, 2015, compared to $192.7 million as of December 31, 2014, an increase of $97.9 million, or 50.8%. This increase was primarily attributable to the stock consideration issued in the merger and stock issued in a private placement, along with net income of $16.9 million for the first nine months of 2015, and a $0.6 million decrease in treasury stock due to the issuance of 28,892 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by a $0.7 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale, and the payment of $4.6 million in common stock dividends. No shares of Company common stock were repurchased in the third quarter of 2015. The total shareholders’ equity to total assets ratio was 9.75% at September 30, 2015, down from 10.71% at December 31, 2014. The tangible equity to tangible assets ratio was 7.33% at September 30, 2015, compared with 10.29% at December 31, 2014. Tangible book value per share was $18.67 at September 30, 2015, a decrease from $22.08 per share at December 31, 2014, due to the addition of $77.3 million of intangibles related to the Central merger.
“As we’ve long stated, our comfort level for tangible equity to tangible assets is in the 8.00% to 8.50% range. Our current level of 7.33% is under these levels, but we do feel comfortable that our earnings will allow us to build capital back into our comfort zone over the next two years.” concluded Mr. Funk.
Sale of Ottumwa, Iowa MidWestOne Bank Branch Office
On September 10, 2015, MidWestOne Bank, a wholly owned subsidiary of the Company, entered into an agreement to sell its Ottumwa, Iowa branch to Peoples State Bank headquartered in Albia, Iowa, a unit of Peoples Tri-County BanCorp. Subject to regulatory approval, Peoples State Bank will assume approximately $35 million in deposits and $20 million in assets, with an expected completion date in December 2015.
Sale of Barron and Rice Lake, Wisconsin Central Bank Branch Offices
On October 14, 2015, Central Bank, a wholly owned subsidiary of the Company, entered into an agreement to sell its Barron and Rice Lake, Wisconsin branches to Citizens Community Federal Bank (“CCF Bank”) headquartered in Altona, Wisconsin, a unit of Citizens Community Bancorp, Inc. of Eau Claire, Wisconsin. Subject to regulatory approval, CCF Bank will assume approximately $30 million in deposits and $21 million in assets, with an expected completion date in the first quarter of 2016.
Quarterly Cash Dividend Declared
On October 20, 2015, the Company’s board of directors declared a quarterly cash dividend of $0.15 per common share, which is the same as the dividend paid the last two quarters. The dividend is payable December 15, 2015 to shareholders of record at the close of business on December 1, 2015. At this quarterly rate, the indicated annual cash dividend is equal to $0.60 per common share.

Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 23, 2015. To participate, dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until November 3, 2015 on the Company’s web site: www.midwestone.com, using the replay access code of 10057431. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company has two bank subsidiaries, MidWestOne Bank, headquartered in Iowa City, Iowa, and Central Bank, headquartered in Golden Valley, Minnesota. The Company also has an insurance subsidiary, MidWestOne Insurance Services, Inc., which provides personal and business insurance services in Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including with Central Bancshares, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules, which became effective January 1, 2015), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, the efficiency ratio, and earnings per share excluding merger-related expenses. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2015	2015	2015	2014	2014
Tangible Equity
Total shareholders’ equity	$290,666	$277,966	$197,392	$192,731	$188,940
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,761)	(72,381)	(8,151)	(8,259)	(8,396)
Tangible equity	$212,905	$205,585	$189,241	$184,472	$180,544
Tangible Assets
Total assets	$2,981,840	$2,922,450	$1,777,977	$1,800,302	$1,812,558
Less: Intangible assets, net of amortization and associated deferred tax liability	(77,761)	(72,381)	(8,151)	(8,259)	(8,396)
Tangible assets	$2,904,079	$2,850,069	$1,769,826	$1,792,043	$1,804,162
Common shares outstanding	11,406,431	11,405,931	8,370,309	8,355,666	8,348,464
Tangible Book Value Per Share	$18.67	$18.02	$22.61	$22.08	$21.63
Tangible Equity/Tangible Assets	7.33%	7.21%	10.69%	10.29%	10.01%

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands, except per share data)	2015	2015	2014	2014	2014
Net Income	$7,615	$16,880	$18,522	$4,889	$14,615
Plus: Intangible amortization, net of tax(1)	520	1,388	356	88	267
Adjusted net income	$8,135	$18,268	$18,878	$4,977	$14,882
Average Tangible Equity
Average total shareholders’ equity	$286,256	$242,872	$186,375	$187,504	$184,715
Less: Average intangible assets, net of amortization	(81,419)	(62,164)	(8,477)	(8,450)	(8,559)
Average tangible equity	$204,837	$180,708	$177,898	$179,054	$176,156
Return on Average Tangible Equity (annualized)	15.76%	13.52%	10.61%	11.03%	11.29%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$26,330	$63,295	$54,853	$13,567	$40,949
Plus tax equivalent adjustment:(1)
Loans	393	1,078	1,157	300	852
Securities	722	2,192	2,880	705	2,152
Tax equivalent net interest income (1)	$27,445	$66,565	$58,890	$14,572	$43,953
Average interest earning assets	$2,672,522	$2,427,945	$1,669,130	$1,659,528	$1,656,174
Net Interest Margin	4.08%	3.67%	3.53%	3.48%	3.55%

Net Income	$7,615	$16,880	$18,522	$4,889	$14,615
Plus: Merger-related expenses	225	3,402	1,061	—	—
Net tax effect of above item(2)	(57)	(514)	(111)	—	—
Net income exclusive of merger-related expenses	$7,783	$19,768	$19,472	$4,889	$14,615
Diluted average number of shares	11,434,186	10,038,093	8,433,296	8,391,353	8,449,748
Return on Average Assets (annualized)	1.03%	0.85%	1.05%	1.11%	1.12%
Return on Average Equity (annualized)	10.55%	9.29%	9.94%	10.34%	10.58%
Earnings Per Common Share-Diluted	$0.67	$1.68	$2.19	$0.59	$1.73
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.68	$1.97	$2.31	$0.59	$1.73
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%
(2) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands)	2015	2015	2014	2014	2014
Operating Expense
Total noninterest expense	$19,913	$50,938	$43,413	$10,819	$31,850
Less: Amortization of intangibles	(800)	(2,136)	(547)	(136)	(410)
Operating expense	$19,113	$48,802	$42,866	$10,683	$31,440
Operating Revenue
Tax equivalent net interest income (1)	$27,445	$66,565	$58,890	$14,572	$43,953
Plus: Noninterest income	5,460	14,555	15,313	4,006	11,779
Less: Gain on sale or call of available for sale securities	—	(1,011)	(1,227)	(145)	(1,119)
Loss on sale of premises and equipment	5	15	1	(4)	1
Operating revenue	$32,910	$80,124	$72,977	$18,429	$54,614
Efficiency Ratio	58.08%	60.91%	58.74%	57.97%	57.57%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2015	As of December 31, 2014
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$50,793	$23,028
Interest-bearing deposits in banks	41,202	381
Federal funds sold	339	—
Cash and cash equivalents	92,334	23,409
Investment securities:
Available for sale	415,042	474,942
Held to maturity (fair value of $102,468 as of September 30, 2015 and $51,253 as of December 31, 2014)	102,920	51,524
Loans held for sale	4,111	801
Loans	2,137,212	1,132,519
Allowance for loan losses	(18,871)	(16,363)
Net loans	2,118,341	1,116,156
Loan pool participations, net	—	19,332
Premises and equipment, net	74,989	37,770
Accrued interest receivable	13,230	10,898
Goodwill	63,192	—
Other intangible assets, net	20,276	8,259
Bank-owned life insurance	45,962	38,142
Other real estate owned	8,299	1,916
Deferred income taxes	2,256	3,078
Other assets	20,888	14,075
Total assets	$2,981,840	$1,800,302
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$532,058	$214,461
Interest-bearing checking	828,296	618,540
Savings	425,740	102,527
Certificates of deposit under $100,000	368,620	235,395
Certificates of deposit $100,000 and over	313,364	237,619
Total deposits	2,468,078	1,408,542
Federal funds purchased	—	17,408
Securities sold under agreements to repurchase	69,228	60,821
Federal Home Loan Bank borrowings	87,000	93,000
Junior subordinated notes issued to capital trusts	23,560	15,464
Long-term debt	23,750	—
Deferred compensation liability	5,143	3,393
Accrued interest payable	1,578	863
Other liabilities	12,837	8,080
Total liabilities	2,691,174	1,607,571
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2015 and December 31, 2014	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2015 and December 31, 2014; issued 11,713,481 shares at September 30, 2015 and 8,690,398 shares at December 31, 2014; outstanding 11,406,431 shares at September 30, 2015 and 8,355,666 shares at December 31, 2014	11,713	8,690
Additional paid-in capital	163,323	80,537
Treasury stock at cost, 307,050 shares as of September 30, 2015 and 334,732 shares at December 31, 2014	(6,380)	(6,945)
Retained earnings	117,374	105,127
Accumulated other comprehensive income	4,636	5,322
Total shareholders' equity	290,666	192,731
Total liabilities and shareholders' equity	$2,981,840	$1,800,302

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$26,697	$12,151	$60,959	$36,096
Interest and discount on loan pool participations	—	325	798	1,137
Interest on bank deposits	13	15	29	24
Interest on investment securities:
Taxable securities	1,914	2,170	5,721	6,760
Tax-exempt securities	1,365	1,335	4,149	4,076
Total interest income	29,989	15,996	71,656	48,093
Interest expense:
Interest on deposits:
Interest-bearing checking	706	532	1,903	1,624
Savings	48	36	128	108
Certificates of deposit under $100,000	995	687	2,112	2,018
Certificates of deposit $100,000 and over	1,165	551	2,158	1,445
Total interest expense on deposits	2,914	1,806	6,301	5,195
Interest on federal funds purchased	19	2	33	8
Interest on securities sold under agreements to repurchase	51	28	124	87
Interest on Federal Home Loan Bank borrowings	334	519	1,086	1,626
Interest on other borrowings	6	5	16	18
Interest on junior subordinated notes issued to capital trusts	191	69	399	210
Interest on subordinated notes	—	—	162	—
Interest on long-term debt	144	—	240	—
Total interest expense	3,659	2,429	8,361	7,144
Net interest income	26,330	13,567	63,295	40,949
Provision for loan losses	2,141	150	3,642	900
Net interest income after provision for loan losses	24,189	13,417	59,653	40,049
Noninterest income:
Trust, investment, and insurance fees	1,428	1,442	4,642	4,390
Service charges and fees on deposit accounts	1,297	918	3,098	2,394
Mortgage origination and loan servicing fees	1,025	449	2,096	1,204
Other service charges, commissions and fees	1,371	625	2,759	1,796
Bank-owned life insurance income	344	423	964	877
Gain on sale or call of available for sale securities	—	145	1,011	1,119
Gain (loss) on sale of premises and equipment	(5)	4	(15)	(1)
Total noninterest income	5,460	4,006	14,555	11,779
Noninterest expense:
Salaries and employee benefits	11,762	6,337	28,625	18,531
Net occupancy and equipment expense	2,719	1,546	6,585	4,785
Professional fees	959	724	3,868	2,078
Data processing expense	928	357	2,028	1,172
FDIC insurance expense	431	241	1,058	724
Amortization of intangible assets	800	136	2,136	410
Other operating expense	2,314	1,478	6,638	4,150
Total noninterest expense	19,913	10,819	50,938	31,850
Income before income tax expense	9,736	6,604	23,270	19,978
Income tax expense	2,121	1,715	6,390	5,363
Net income	$7,615	$4,889	$16,880	$14,615

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Nine Months Ended September 30, 2015	As of and for the Six Months Ended June 30, 2015	As of and for the Three Months Ended March 31, 2015	As of and for the Year Ended December 31, 2014	As of and for the Nine Months Ended September 30, 2014
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$25.48	$24.37	$23.58	$23.07	$22.63
Tangible book value per share, net of associated deferred tax liability on intangibles	18.67	18.06	22.61	22.08	21.63
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.33%	7.23%	10.69%	10.29%	10.01%
Total shareholders’ equity/total assets	9.75	9.51	11.10	10.71	10.42
Total loans/total deposits	86.59	87.69	83.53	80.40	76.95
Total loans + loan pool participations/total deposits	86.59	87.69	84.98	81.93	78.53
Asset Quality:
Gross loans	$2,137,212	$2,108,358	$1,176,327	$1,132,519	$1,101,591
Allowance for loan losses	18,871	17,167	16,526	16,363	16,452
Net charge-offs	1,134	697	437	1,016	627
Loans past due 30 - 89 days	13,533	7,799	3,682	3,862	6,091
Other real estate owned	8,299	8,894	1,652	1,916	1,836
Non-performing loans
Non-accrual loans	$5,147	$3,717	$3,463	$3,255	$3,094
Restructured loans	7,490	7,546	8,084	8,918	8,674
Loans 90+ days past due and still accruing interest	132	1,250	1,037	848	615
Total non-performing loans	$12,769	$12,513	$12,584	$13,021	$12,383

Gross loan pool participations	$—	$—	$20,364	$21,466	$22,611
Allowance for loan pool participation losses	—	—	2,134	2,134	2,134

Net loan charge-offs/average loans - annualized	0.08%	0.10%	0.15%	0.09%	0.08%
Nonperforming loans/total loans	0.60	0.59	1.07	1.15	1.12
Nonperforming loans + other real estate/total assets	0.71	0.73	0.80	0.83	0.78
Allowance for loan losses/total loans	0.88	0.81	1.40	1.44	1.49
Allowance for loan pool participation losses/total loan pool participations	—	—	10.48	9.94	9.44
Allowance for loan losses/nonperforming loans	147.79	137.19	131.33	125.67	132.86

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2015	2014	2015	2014	2014
Per Share Data:
Ending number of shares outstanding	11,406,431	8,348,464	11,406,431	8,348,464	8,355,666
Average number of shares outstanding	11,406,132	8,366,858	10,010,926	8,423,188	8,405,284
Diluted average number of shares	11,434,186	8,391,353	10,038,093	8,449,748	8,433,296
Earnings per common share - basic	$0.67	$0.59	$1.69	$1.74	$2.20
Earnings per common share - diluted	0.67	0.59	1.68	1.73	2.19
Dividends paid per common share	0.150	0.145	0.450	0.435	0.580
Performance Ratios:
Return on average assets - annualized	1.03%	1.11%	0.85%	1.12%	1.05%
Return on average shareholders’ equity - annualized	10.55	10.34	9.29	10.58	9.94
Return on average tangible equity - annualized	15.76	11.03	13.52	11.29	10.61
Net interest margin	4.08	3.48	3.67	3.55	3.53
Efficiency ratio*	58.08	57.97	60.91	57.57	58.74
Average Balances:
Total loans	$2,124,037	$1,090,325	$1,859,735	$1,085,619	$1,092,280
Total loan pool participations	—	23,239	13,413	25,024	24,321
Interest-earning assets	2,672,522	1,659,528	2,427,945	1,656,174	1,669,130
Total assets	2,926,612	1,750,833	2,640,774	1,745,987	1,760,776
Interest-bearing deposits	1,889,394	1,180,940	1,708,742	1,164,083	1,176,013
Interest-bearing liabilities	2,091,710	1,354,760	1,902,274	1,344,682	1,354,444
Total equity	286,256	187,504	242,872	184,715	186,375

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.